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                                                                    Exhibit 99.1


                           PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), is made and entered into as of the Effective Date of this Agreement (as hereinafter defined), by and between ECC INTERNATIONAL CORP., a Delaware corporation (the "Seller"), and PANTHER OAK RIDGE, INC., a Florida corporation, and, OAK RIDGE INVESTMENT ASSOCIATES, LLC, a Florida limited liability company, as tenants-in-common (collectively, the "Purchaser").

                              W I T N E S S E T H:

WHEREAS, the Seller is the fee simple owner of the Real Property (as hereinafter defined); and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Property (as hereinafter defined) upon the terms and conditions hereinbelow set forth.

NOW, THEREFORE, for and in consideration of the premises, the payment of Ten and No/100 Dollars ($10.00) in hand paid by the Purchaser to the Seller, the mutual covenants and agreements herein set forth, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby expressly acknowledged by the parties hereto, the parties hereto do hereby covenant and agree as follows:

                      ARTICLE I. AGREEMENT TO BUY AND SELL

The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the following described properties (collectively the "Property") in the manner and upon the terms and conditions hereinbelow set forth in this Agreement:

(a) That certain tract or parcel of real estate located in Orange County, Florida, described on EXHIBIT "A" attached hereto and made a part hereof, consisting of approximately 27.13 acres (the "Land"), together with (i) all rights, privileges, tenements, hereditaments and appurtenances relating thereto or associated therewith, (ii) the building structures, fixtures and other improvements located thereon totaling approximately Four Hundred Forty Five Thousand Six Hundred Eighty Nine (445,689) rentable square feet, together with all driveways, parking areas, and related improvements, including all mechanical, electrical, heating, ventilating, air conditioning, plumbing, and elevator systems and equipment (but excluding fixtures and equipment owned by tenants located on or within the Real Property (as hereinafter defined), (iii) all right, title and interest of the Seller in any street, road, alley or avenue adjoining such property to the center line thereof (including the bed thereof), (iv) all of the Seller's right, title and interest in any strip, hiatus, gore, gap or boundary adjustment area adjoining or affecting such property and (v) all of the Seller's right, title and interest in all easements, licenses (excluding occupancy licenses), permits and development rights related to the Seller's ownership of the Property (collectively the "Real Property");





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(b)      All equipment and other articles of personal property used and useful in the operation of the Real Property by Seller, and all manufacturer's and other warranties and guaranties relating thereto (collectively the "Personal Property"); provided, however, the Personal Property shall specifically not include the items of tangible personal property described on EXHIBIT "B-2" attached hereto and incorporated herein by reference (collectively the "Excluded Property"). Seller and Purchaser hereby agree to perform a detailed and complete inventory (the "Inventory") of the Personal Property prior to the expiration of the Inspection Period. Upon completion, the Inventory shall be appended to this Agreement as EXHIBIT "B-1" hereof; and

(c) The following leases and occupancy agreements (the "Leases") between Seller and, respectively, Water Garden World, Inc. and GRC International, Inc. (a "Tenant" or, collectively, the "Tenants"):

         1. That certain Lease Agreement by and between the Seller and Water Garden World, Inc., dated October 19, 1999, the balance of any security deposit delivered to the Seller pursuant thereto and any advance rent, if any, paid to or received by the Seller.

         2. That certain Limited License Agreement by and between the Seller and GRC International, Inc., dated January 11, 2001 (the "GRC Agreement"), the balance of any security deposit delivered to the Seller pursuant thereto and any advance rent, if any, paid to or received by the Seller.

(d) The service contracts and agreements pertaining to the ownership and/or operation of the Real Property, which service contracts and agreements are set forth on EXHIBIT "F" attached hereto and made a part hereof.

                           ARTICLE II. PURCHASE PRICE

The purchase price to be paid by the Purchaser to the Seller for the Property (hereinafter referred to as the "Purchase Price") shall be FOURTEEN MILLION AND NO/100 DOLLARS ($14,000,000.00). The Purchase Price shall be paid by the Purchaser to the Seller at the Closing (as hereinafter defined) in cash, by locally drawn certified or cashier's check or by wire transfer of funds, less the amount of the Earnest Money (as hereinafter defined) paid by the Purchaser (if applicable) and subject to appropriate credits, adjustments and prorations as hereinbelow provided.

                           ARTICLE III. EARNEST MONEY

Within three (3) business days after the Effective Date, the Purchaser shall deposit in trust with GREENBERG TRAURIG, P.A. (the "Escrow Agent"), by check subject to clearance, an earnest money deposit in the amount of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00) (said amount, together with any additional earnest money, deposit, or extension fee, deposited by the Purchaser with the Escrow Agent or delivered by the Purchaser to the Seller, and all interest, if any, accruing thereon, shall hereinafter be collectively referred to as the "Earnest Money"). In addition, if the Purchaser has not terminated this Agreement pursuant




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to the terms of Article V below, then prior to the expiration of the Inspection
Period (as hereinafter defined), the Purchaser shall deliver additional Earnest Money to the Escrow Agent in the amount of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), thereupon causing the total Earnest Money to be TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), together with accrued interest earned thereon. All Earnest Money shall be invested in a national banking association money market certificate or interest bearing account and held and disbursed in accordance with the terms and provisions of this Agreement. Except as otherwise provided herein, the Earnest Money shall be paid over to the Seller and credited against the Purchase Price at the consummation of the sale of the Property (hereinafter referred to as the "Closing") in accordance with the terms and provisions of this Agreement.

Notwithstanding the foregoing, the Seller, Purchaser and Escrow Agent entered into that certain Escrow Agreement dated February 21, 2001, pursuant to which Purchaser and deposited with Escrow Agent the sum of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00), as the "Earnest Money Deposit" thereunder. Pursuant to the terms of the Escrow Agreement, contemporaneously with the execution of this Agreement by Purchaser, Seller and Escrow Agent, the "Earnest Money Deposit" held by Escrow Agent under the terms of the Escrow Agreement shall automatically become the first installment of the Earnest Money, as required hereinabove. Moreover, upon the execution of this Agreement by Purchaser, Seller and Escrow Agent, the Escrow Agreement shall automatically terminate.

                       ARTICLE IV. ACCESS TO THE PROPERTY;
                      INFORMATION RELATING TO THE PROPERTY

(a) The Purchaser shall at all times before the Closing have the privilege of going upon the Property with its agents, employees, consultants and invitees to inspect, examine, survey and otherwise undertake those actions which the Purchaser deems necessary and/or desirable to determine the suitability of the Property for the Purchaser's intended uses thereof. Said privilege shall include, without limitation, the right to make surveys, environmental audits, structural inspections, termite and other wood destroying organisms inspections and tests and any and all other tests, inspections and/or examinations to obtain any information relating to the condition of the Property. Such access to the Property shall be during normal business hours and shall be subject to any governmental security or clearance requirements affecting the Property related to the business operations of the Seller. The Seller agrees to cooperate with the Purchaser in enabling the Purchaser to carry out such tests, examinations and inspections, including notifying the Tenants of the Purchaser's right to inspect the Property. The Purchaser shall give the Seller reasonable prior verbal notice of its intention to conduct any such tests, examinations or inspections. The Seller reserves the right to have a representative present at the time of such tests, examinations and inspections. The Purchaser shall promptly provide the Seller with a copy of any and all inspection, test and audit reports upon the Purchaser's receipt of the same. The Purchaser agrees that, in making any inspections of the Property, or conducting any testing of, on or under the Property, the Purchaser, or the Purchaser's agent, will carry liability insurance, and the Purchaser shall




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         provide the Seller with written evidence of the same and the Purchaser and its agents, employees, consultants and invitees shall not unreasonably interfere with the activities of the Tenants and/or the Seller on the Property. Unless required by law, the Purchaser and the Purchaser's agents, employees, consultants and invitees shall not reveal to any third party, other than the Purchaser's attorneys, other consultants, prospective investors and prospective lenders, the results of the Purchaser's inspections, audits or tests, without the prior consent of the Seller, and will promptly repair any damage caused to the Property during any such inspections or other investigations.

         (i) The Purchaser, as a condition to its exercise of the right of entry set forth in subparagraph IV(a) above, hereby agrees to defend, indemnify, save, insure and hold the Seller harmless from and against any loss, damage, liability, suit, claim, cost or expense, specifically including, without limitation, reasonable attorneys' fees at all pre-trial, trial, appellate and post-judgment levels, in any way directly arising out of or relating to the exercise by the Purchaser or its engineers, architects or other agents or consultants of such right of entry. The obligations of the Purchaser arising out of this subparagraph shall survive any termination of this Agreement or the closing of the transaction contemplated by this Agreement (the "Transaction"), as the case may be.

(b) Within ten (10) days after the date hereof, the Seller shall deliver to the Purchaser a copy of all information of a material nature relating to the Property which is in the possession of the Seller, or to which the Seller otherwise has access, which information may include, to the extent available, certificates of occupancy relating to the Property, a copy of the Leases, service contracts and equipment rental agreements, governmental licenses and permits relating to the Property, engineering plans, surveys, plats, site plans, a title policy, soil reports and environmental reports (collectively, the "Property Information"). If this Agreement is terminated for any reason, Purchaser, at Purchaser's expense, shall promptly return the Property Information to Seller.


                          ARTICLE V. INSPECTION PERIOD

         The Purchaser shall have the right to inspect all aspects of the Property and to conduct all such inspections, examinations and such other investigations as the Purchaser deems necessary and/or desirable for a period of forty-five (45) days after the Effective Date of this Agreement (the "Inspection Period"). If for any reason whatsoever, in the Purchaser's sole and absolute discretion, the Purchaser is not completely satisfied with all aspects of the Property, the Purchaser shall have the right to terminate this Agreement by providing written notice to the Seller prior to the expiration of the Inspection Period. If the Purchaser so terminates this Agreement, then the Earnest Money shall be immediately returned to the Purchaser, and thereafter the parties hereto shall be relieved of and from any and all further obligations arising hereunder other than for such obligations as are intended to survive the termination of this Agreement. If Purchaser does not terminate this Agreement during the Inspection Period, then prior to the expiration of the Inspection Period, the Purchaser shall deliver the Additional Earnest Money Deposit to the Escrow Agent. After the expiration of the Inspection Period, all Earnest Money shall be





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         non-refundable to the Purchaser other than if the Seller defaults under the terms of this Agreement or if the Seller is unable to deliver marketable title to the Property to the Purchaser at the time of Closing in accordance with the terms of this Agreement.

                  ARTICLE VI. SURVEY; TITLE MATTERS; UCC SEARCH

(a) Within twenty (20) days after the Effective Date, The Purchaser, at its cost, shall obtain a survey of the Land (the "Survey") and shall provide the Seller with six (6) sealed copies of such Survey, which Survey must be prepared by a registered surveyor licensed in the State of Florida (the "Surveyor"). The Survey shall be certified to the Purchaser, the Seller, the title agent and the Title Company (as defined below), and shall certify that such Survey was prepared in accordance with the minimum technical requirements and standards promulgated by the Florida Board of Professional Land Surveyors, Chapter 21HH-6 of the Florida Administrative Code and Section 472.027 of the Florida Statutes. The Survey shall, at the Purchaser's option, also contain such other matters as are required by the Title Company and/or the Purchaser's lender. The Surveyor's seal shall be affixed to the Survey.

(b) Within fifteen (15) days after the date of this Agreement, the Seller, at the Seller's expense, shall obtain and provide to the Purchaser a current title insurance commitment and a copy of all exceptions referred to therein (the "Title Commitment") from either First American Title Insurance Company, Lawyers Title Insurance Corporation or Fidelity National Title Insurance Company, as the Seller may elect (the "Title Company"). The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA 1992 Form owner's title insurance policy in the amount of the Purchase Price (the "Title Policy"), which Title Policy shall insure the Purchaser's fee simple, marketable title to the Real Property.

(c) Within ten (10) days after the Purchaser's receipt of the Survey and the Title Commitment, but in no event later than thirty five (35) days after the Effective Date, the Purchaser shall provide the Seller with written notice of any matters set forth in the Survey and/or the Title Commitment to which Purchaser objects (hereinafter collectively referred to as the "Title Defects"). Any matters set forth in the Survey and/or the Title Commitment to which the Purchaser does not timely object shall be referred to collectively herein as the "Permitted Exceptions." Notwithstanding anything in this Agreement to the contrary, the Leases and the ECC Lease (as hereinafter defined) shall be Permitted Exceptions. The Seller shall have until Closing to cure such Title Defects to the reasonable satisfaction of the Purchaser and the Title Company; provided, however, that the Seller shall not be required to expend any sums to cure such Title Defects. In the event the Seller fails to cure any Title Defect prior to Closing, or if Seller advises Buyer it will make no effort to cure the Title Defect(s) then, at or prior to Closing, the Purchaser may, at its option (i) terminate this Agreement, whereupon the Escrow Agent shall return the Earnest Money to the Purchaser, and, other than for such obligations which are intended to survive the termination of this Agreement, thereafter this Agreement shall be of no further force or effect and no party hereto shall have any further rights, obligations or liabilities arising hereunder or (ii) accept title to the Property subject to such Title




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         Defect as a Permitted Exception and close on the purchase of the
         Property. It is specifically understood and agreed that the Purchaser hereby objects to and will require the removal, correction or deletion of all standard exceptions set forth in the Title Commitment other than for such matters as are depicted on the Survey which do not constitute Title Defects. At Closing, the Seller shall provide the Title Company with such affidavits and such other documents as are necessary to enable the Title Company to remove the standard exceptions (other than for such matters as are depicted on the Survey which do not constitute Title Defects) from the Title Policy.

(d) From and after the Effective Date hereof, the Seller shall not create, incur or consent to any easement, restriction, right-of-way, reservation, lease or any other agreement which in any way affects the Purchaser's rights in and to the Property or any portion thereof without the Purchaser's prior written consent, which consent shall not be unreasonably withheld. The Seller hereby covenants that the Seller shall comply with and abide by (in all material respects) all of the terms and conditions of existing easements, restrictions, agreements, rights-of-way, reservations, mortgages, liens, pledges, encumbrances, leases, licenses and other agreements affecting the Property through the date of Closing hereunder.

(e) Seller shall deliver to the Tenants of the Property an estoppel certificate in substantially the form of EXHIBIT "C" attached hereto (the "Tenant Estoppel"), and shall request that the Tenants complete and sign the Tenant Estoppel and return it to Seller. Seller shall deliver copies of the completed each Tenant Estoppel to Purchaser when Seller receives it. Purchaser shall notify Seller within five (5) days of receipt of any Tenant Estoppel in the event Purchaser determines such Tenant Estoppel is not acceptable to Purchaser along with the reasons for such determination. In the event Purchaser fails to give such notice within such three (3) day period then any such Tenant Estoppel shall be deemed to be acceptable to Purchaser. In the event that Seller fails to obtain a Tenant Estoppel on or before five (5) days prior to Closing, then at the request and option of Purchaser, Seller shall provide to Purchaser an estoppel certificate containing representations substantially similar to those contained in the unattained Tenant Estoppel ("Seller's Estoppel"). Any Tenant Estoppel which is received from a Tenant after Seller provides its Seller's Estoppel shall be substituted for Seller's Estoppel and Seller shall have no further liability thereunder, provided that the representations in such Tenant Estoppel contains no material variation from the representations of the Seller's Estoppel, or, if such a material variation exists, is otherwise reasonably acceptable to Purchaser.


                          ARTICLE VII. SELLER'S LEASE.

(a) During the Inspection Period, the Seller and the Purchaser shall in good faith negotiate the terms of a lease agreement (the "ECC Lease") whereby the Seller shall lease on what is commonly referred to as a "triple net" basis from the Purchaser premises (the "Leased Premises") consisting of a minimum of 150,000 square feet of rentable building area, said Leased Premises to be contained within a portion of the Real Property identified as Building "H" on EXHIBIT "D" attached hereto and made a part hereof. The ECC Lease shall be for a minimum term of ten
         (10) years, with the tenant thereunder having the right




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         to renew such term for two (2) additional five (5) year renewal periods. The minimum rental rate for the Leased Premises shall be Seven and 50/100 Dollars ($7.50) per square foot of rentable building area for the first two years of the term of the ECC Lease, with such rental rate escalating at three percent (3%) cumulatively per annum thereafter. The Seller shall be required to post a security deposit with the Purchaser in an amount equal to two (2) months rent ("Lease Security Deposit"), which Lease Security Deposit shall be subject to the terms of the ECC Lease. Provided Seller is not in default under any terms of the ECC Lease, at the end of the third (3rd) lease year, the Lease Security Deposit (together with interest accrued thereon if and only if the ECC Lease requires that the Lease Security Deposit accrue interest), shall be remitted to Seller by Purchaser and no Lease Security Deposit shall be required thereafter.

(b) The ECC Lease shall also provide that at anytime prior to the end of the third (3rd) lease year, Seller may provide written notice to the landlord thereunder of its intention to terminate the ECC Lease in its entirety. Any such written notice shall specify a date of termination of the ECC Lease which is a minimum of six (6) months after the date of such written notice. Upon such date of termination, Seller shall pay to the landlord under ECC Lease a termination fee in an amount equal to the prior two (2) years minimum rent and additional rent, if any, reserved pursuant to the terms of ECC Lease.

(c) The ECC Lease shall also provide that tenant thereunder shall be permitted to assign its interest therein pursuant to such terms as Seller and Purchaser may reasonably agree upon.

(d) The ECC Lease shall also provide a schedule and exhibit (the "Vacating Plan") pursuant to which Seller shall vacate all remaining rentable building area office space presently being occupied by the Seller that is not part of the Leased Premises (the "Occupied Premises"). The Vacating Plan shall designate the sequence and timing of Seller's vacation of certain portions of the Occupied Premises; provided, however, the Vacating Plan: (i) shall require Seller to vacate a minimum of fifty percent (50%) of contiguous Occupied Premises office space within a period of one hundred and twenty (120) days from the date of Closing (provided, however, Seller's continued possession of those certain areas depicted as "Information Systems" and the "Executive Suite and Lobby" on EXHIBIT "D" may not in any way be deemed a violation of the contiguity requirement contained in this subsection
         (i)), and (ii) shall require Seller to vacate all remaining Occupied Premises office space and all Occupied Premises industrial/warehouse space within a period of one hundred eighty (180) days from the date of Closing. Seller shall provide written notice to Purchaser upon its vacation of any portion of the Occupied Premises in accordance with the Vacating Plan. The ECC Lease shall further provide that no rent or any other consideration shall be charged for the Seller's occupancy of the Occupied Premises and the tenant under the ECC Lease shall not be obligated to pay any taxes, insurance, common area charges or any other charges or expenses relating to the Occupied Premises, the landlord thereunder being fully responsible for such costs; provided, however, that (x) the tenant under the ECC Lease, at such tenant's expense shall be obligated to maintain the Occupied Premises pursuant to the same standards and requirements as are applicable to the Leased Premises under the ECC Lease, and (y) in the event that Seller shall fail to vacate the Occupied Premises, or any portion thereof, in




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         accordance with the Vacating Plan, Seller shall be charged rent for the unvacated portion of such Occupied Premises on a "triple net" basis at the annual rate of three ($3.00) dollars per square foot.

(e) The ECC Lease shall also provide the tenant thereunder with a right of first refusal to lease any other rentable building area within the Real Property in the event Purchaser receives, and is willing to accept, or extends a "bona fide offer" to lease any portion of the same. A "bona fide offer" shall be deemed to include (i) any offers received or extended by Purchaser in the form of a letter of intent, term sheet, offer sheet, or similar correspondence which provides a summary of the business terms pursuant to which a third party proposes to lease any portion of the Real Property, as well as (ii) any offers received or extended by Purchaser in the form of a proposed lease agreement; provided however, the tenant shall only be required to evaluate and/or accept the salient business terms of any offers received or extended by Purchaser in the form of a proposed lease agreement. Under the ECC Lease, the tenant shall be notified within fifteen (15) days of the extension or receipt by Purchaser of a bona fide offer to lease any of the other rentable building area within the Real Property. Upon receipt of such notice, the tenant shall have five (5) business days to notify Purchaser that it wishes to exercise its right of first refusal to lease such rentable building area upon the same salient business terms as those contained in the bona fide offer. The tenant and Purchaser shall then have an additional six (6) business days to prepare and execute a lease agreement for such rentable building area (the "ROFR Lease"), which ROFR Lease shall contain the same salient business terms as those contained in the bona fide offer, but shall otherwise be similar to the ECC Lease with respect to business terms not otherwise addressed in the bona fide offer or boilerplate provisions; provided, however, the tenant and Purchaser may mutually agree to further modify such business terms not addressed in the bona fide offer or boilerplate provisions. Notwithstanding the foregoing, after good faith efforts, if the tenant and Purchaser are unable to agree upon, prepare and execute the ROFR Lease within such six (6) business days, then the tenant's right of first refusal with respect to such bona fide offer shall be deemed waived, released and terminated; provided, however, nothing herein shall be deemed a waiver, release or termination of tenant's right of first refusal with respect to any future bona fide offers received or extended by the Purchaser.

(f) The ECC Lease shall be executed by both the Seller and the Purchaser at the time of closing. A memorandum of lease relating to the ECC Lease (the "Memorandum of Lease"), in a form mutually agreeable to both the Purchaser and the Seller, shall be executed by the Purchaser and the Seller at the time of closing and recorded immediately subsequent to the recording of the special warranty deed from the Seller to the Purchaser. The Memorandum of Lease shall reference the right of first refusal described in Article VII(e) hereinabove. The Memorandum of Lease shall also specify that the Memorandum of Lease will automatically terminate and be of no further force or effect upon the expiration or earlier termination of the ECC Lease.

(g)      Notwithstanding the transfer and sale of the Leases contemplated in
         Article I(c) of this Agreement, the ECC Lease shall also provide that the tenant shall, during the term of the




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         GRC Agreement, remain responsible for the performance of the obligations of "ECC" under Section 5 of the GRC Agreement.

(h) A preliminary draft of the ECC Lease has been attached hereto as EXHIBIT "E". Seller and Purchaser shall in good faith negotiate the final terms and conditions of the ECC Lease prior to the expiration of the Inspection Period. Notwithstanding anything in this Agreement to the contrary, if the Seller and the Purchaser have not agreed upon the final terms and conditions of the ECC Lease prior to the expiration of the Inspection Period, then at the option of Seller (i) this Agreement shall automatically terminate, the Escrow Agent shall return the Earnest Money to the Purchaser, and thereafter all parties hereto shall be relieved of and from any and all further obligations arising hereunder other than for such obligations as are intended to survive the termination of this Agreement, or (ii) Seller may request such reasonable extensions of the Inspection Period as it deems reasonably necessary to consummate the negotiation and full execution of the ECC Lease, which extensions shall be subject to Purchaser's reasonable approval.

                             ARTICLE VIII. CASUALTY

(a) In the event of a fire or other casualty prior to Closing which causes damage to all or any part of the Property which in the opinion of an architect selected by the Seller and reasonably approved by the Purchaser ("Casualty Architect") is in an amount equal to or less than One Hundred Thousand and No/ 100 Dollars ($100,000.00), prior to Closing the Seller shall cause the Property to be fully and promptly repaired and restored to its condition immediately prior to the occurrence of such fire or other casualty and the Closing shall proceed in accordance with this Agreement, except that the Closing shall be delayed until fifteen (15) days after the substantial completion of such repairs and restoration, as reasonably determined by the Casualty Architect.

(b) In the event of a fire or other casualty prior to the Closing which causes damage to all or any part of the Property which in the opinion of the Casualty Architect is in an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00), the Purchaser shall have the right to cancel and terminate this Agreement by notice to the Seller in writing within ten (10) days after receiving notice of such damage, but in no event later than the date of the Closing. In the event of such an election by the Purchaser, this Agreement shall terminate, the Earnest Money shall be immediately returned to the Purchaser, and thereafter each of the parties shall be relieved of and from all further obligations arising hereunder other than for such obligations as are intended to survive the termination of this Agreement. If the Purchaser does not timely make such an election, then this Agreement shall remain in full force and effect and Purchaser shall consummate the transaction contemplated by this Agreement notwithstanding such damage, without a reduction of the Purchase Price. If Purchaser so elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to settle the loss under all policies of insurance applicable to the damage and receive the proceeds of insurance applicable thereto, and Seller shall, at Closing and thereafter, execute and deliver to Purchaser or its authorized representative all required proofs of loss, assignments of claims and other similar items.

(c) The Seller represents to the Purchaser that the Seller presently has the Property insured against fire and other hazards in an amount equal to $16,861,000. The Seller shall maintain such insurance coverage through the date of the Closing. The Seller shall bear the risk of loss or damage to the Property until transfer of title to the Property to the Purchaser.

(d) The Seller shall promptly give the Purchaser notice of any fire or other casualty affecting all or any portion of the Property from the Effective Date of this Agreement through the date of the Closing.

                            ARTICLE IX. CONDEMNATION

(a) If prior to the Closing, condemnation proceedings are commenced or threatened against all or any portion of the Property, the Seller shall notify the Purchaser of such proceedings or threats of condemnation. During the term of this Agreement, the Seller shall notify the Purchaser of material developments in such condemnation proceedings, shall provide the Purchaser with a copy of each and every correspondence, pleading, data and any and all other documents which the Seller or any of its agents either receives or generates related to such condemnation and shall consult with the Purchaser regarding major decisions by the Seller in such proceedings.

(b) If, prior to the Closing, condemnation proceedings are commenced against any material portion of the Property or against such portion of the Property that in Purchaser's reasonable judgment materially affects Purchaser's intended use thereof, then in such an event the Purchaser may, at its option, (i) elect to terminate this Agreement by providing the Seller with written notice of such termination within ten (10) days after the Purchaser's receipt of notice of such condemnation proceedings from the Seller, but in no event later than the date of the Closing, in which event the Earnest Money shall be immediately returned to the Purchaser and thereafter each of the parties shall be relieved of and from all further obligations arising hereunder other than for such obligations as are intended to survive the termination of this Agreement, or (ii) purchase the Property under the terms of this Agreement, in which event, at the Closing, the Seller shall (x) assign to the Purchaser any and all condemnation awards and all other condemnation fees and sums received by the Seller relating to the Property (excluding business damages relating to periods prior to the Closing), (y) assign all of the Seller's interest in and to any future condemnation awards, fees and other condemnation sums to which the Seller may be entitled relating to the Property (excluding business damages relating to periods prior to the Closing) and (z) to the extent applicable to the Property, allow the Purchaser to assume the defense of any pending or threatened condemnation or similar proceeding, and cooperate with the Purchaser in the conduct of such defense, including without limitation, delivering to the Purchaser all correspondence, pleadings, evidence, data, and other documentation received, assembled, or prepared by or for the Seller in connection with such proceeding.

(c) If, prior to the Closing, condemnation proceedings are commenced against less than a material portion of the Property or against such portion of the Property that in Purchaser's reasonable judgment does not materially affect Purchaser's intended use thereof, then in such an event the Purchaser shall not have the right to terminate this Agreement. In such an event, at the Closing, the Seller shall (i) assign to the Purchaser any and all condemnation awards and all other condemnation fees and sums received by the Seller relating to the Property (excluding business damages relating to periods prior to the Closing), (ii) assign all of the Seller's interest in and to any future condemnation awards, fees and other condemnation sums to which the Seller may be entitled relating to the Property (excluding business damages relating to periods prior to the Closing) and (iii) to the extent applicable to the Property, allow the Purchaser to assume the defense of any pending or threatened condemnation or similar proceeding, and cooperate with the Purchaser in the conduct of such defense, including without limitation, delivering to the Purchaser all correspondence, pleadings, evidence, data, and other documentation received, assembled, or prepared by or for the Seller in connection with such proceeding.

(d) For the purposes of this Article, the term "a material portion of the Property" shall mean more than ten percent (10%) of the rentable building area within the Property.

              ARTICLE X. CONDITIONS TO THE PURCHASER'S OBLIGATIONS

The Purchaser's obligation to purchase the Property shall be expressly conditioned upon the fulfillment of each of the following conditions precedent on or before the date or dates hereinafter specifically provided and in no event later than the date of Closing if no date is specified:

(a) The representations and warranties of the Seller contained in this Agreement shall be continually true and correct in all material respects from the Effective Date through the Closing Date; and

(b) The Seller shall have performed and complied in all material respects with all covenants and agreements contained herein which are to be performed and complied with by the Seller at or prior to the Closing.

The Purchaser may at any time or times on or before Closing, at its election, waive any of the foregoing conditions to its obligations hereunder and the consummation of such sale, but any such waiver shall be effective only if (i) contained in writing signed by the Purchaser and delivered to the Seller or (ii) the Purchaser closes the Transaction without such conditions then being satisfied.

In the event any of the foregoing conditions or other conditions to this Agreement are not fulfilled or waived prior to the Closing, then on or before the date of the Closing, the Purchaser may terminate this Agreement (other than for such obligations which are intended to survive the termination of this Agreement), regardless of whether such right is otherwise expressly provided above. Notwithstanding anything herein to the contrary, in the event of any such termination, the Escrow Agent shall promptly return to Purchaser all Earnest Money and thereafter the parties hereto shall be relieved of and from any and all further obligations arising hereunder other than for such obligations as are expressly specified to survive the termination of this Agreement.

            ARTICLE XI. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants that:

(a)      The Seller owns fee simple, marketable record title to the Real
         Property;

(b) There are no existing or, to the best of Seller's actual knowledge, threatened, actions, suits, investigations or proceedings of any kind or nature whatsoever, legal or equitable, in any way affecting the Property or any portion or portions thereof, or the ownership or use of the Property, in any court or before or by any federal, state, county, municipal or quasi-governmental department, commission, board, bureau, agency or any other governmental or quasi-governmental instrumentality;

(c) The Seller is a corporation duly organized, validly existing and in good standing in the State of Delaware, is authorized to transact business in the State of Florida, has duly authorized the execution and performance of this Agreement, such execution and performance will not violate any term of its governing documents, and that the Seller has the power and authority to sell and convey the Property as provided in this Agreement and to carry out the Seller's obligations hereunder and that the person signing this Agreement on behalf of Seller is authorized to do so;

(d) The Seller has no actual knowledge that any present default or breach exists under Article VI(d) of this Agreement or under any mortgage, lien, pledge, or other encumbrance encumbering the Property or any covenant, condition, restriction, right-of-way, reservation, lease, license, agreement or easement (except for various encroachments onto easements located on the Property as may be reflected on a survey) which may affect the Property or any portion or portions thereof;

(e) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or any other bankruptcy laws is pending against, or to the best of Seller's actual knowledge, threatened against or contemplated by the Seller;

(f) Seller has not received any notice of any violation of any Environmental Laws (as hereinafter defined) applicable to the Property or Seller's use thereof. To the best of Seller's actual knowledge, (i) the Property is in substantial compliance with all Environmental Laws and (ii) that, to the best of Seller's actual knowledge, other than for such Hazardous Materials located on the Property in connection with the operation and maintenance of the Property and/or the businesses located thereon, no Hazardous Materials (as hereinafter defined) are or have been used, handled, manufactured, generated, produced, stored, treated, processed, transferred or disposed of, located on or beneath the surface of the Real Property, or on or within the improvements to the Real Property in violation of any law, rule, regulation, ordinance, order, consent order or directive of any local, state or federal government.

         As used herein, the term "Environmental Laws" shall mean all applicable statutes, regulations, rules, ordinances and codes of any and all governmental and quasi-governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, the state in which the Property is located, all political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments, and orders relating to the protection of human health and/or the environment.

         As used herein, the term "Hazardous Materials" shall mean any substance, gas, material or chemical which is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes" or words of similar import under any Environmental Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., and the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
         Section 6901 et seq.

(g) No person, firm or other legal entity has any right or option superior to Purchaser's rights hereunder to acquire the Property or any portion or portions thereof or any interest or interest therein.

(h) The Seller's execution and delivery of this Agreement and the consummation of the transaction contemplated herein shall not and do not constitute a violation or breach by the Seller of any provision of any agreement or other instrument to which the Seller is a party, nor result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against the Seller.

(i) The Seller is a United States resident, not a foreign person (as such terms are defined in the Internal Revenue Code and Income Tax Regulations), for purposes of U.S. income taxation, that the Seller's U.S. Taxpayer Identification Number is 23-1714658, and that no withholding of sale proceeds is required with respect to the Seller's interest in the Property under Section 1455(a) of the Internal Revenue Code.

(j) Other than the Leases, there are no contracts, licenses, leases, agreements, or arrangements relating to the use, management and/or operation of the Property, or which will burden the Property or obligate Purchaser after Closing, which are not set forth on EXHIBIT "F" attached hereto and made a part hereof, and, to the best of Seller's actual knowledge, no party to such contracts, agreements and arrangements is in default with respect to its obligations or liabilities thereunder, and Seller has not delivered a notice of default or like communication to any such party.

(k)      The Seller has not accepted rental under the Leases for more than one
         (1) month in advance and there are no agreements with leasing brokers providing for the payment of leasing commissions or fees from and after the Closing by Purchaser as Seller's successor in interest.

All of the representations and warranties of the Seller made in this Article are and shall be continuous and continuing and all of the same shall remain true and correct in all material respects through the Closing. The Seller shall deliver a certificate at Closing which shall reaffirm the foregoing representations and warranties, which representations and warranties shall survive for a period of eight (8) months after the date of the Closing. Prior to Closing, the Seller agrees to promptly notify the Purchaser upon its obtaining knowledge of the material inaccuracy of any of the above representations and warranties. The representations and warranties of the Seller which have been made "to the best of Seller's actual knowledge", as used in this Article XI, shall refer only to the actual knowledge of the following designated employees of Seller:

                           James C. Garret

                           Melissa Van Valkenburgh

         Notwithstanding anything contained herein to the contrary, and as a supplement to the aforementioned representations and warranties, the Seller herby represents that the Property currently is encumbered by that certain Mortgage executed by ECC INTERNATIONAL CORP., a Delaware corporation, f/k/a EDUCATIONAL COMPUTER CORPORATION, dated April 6, 1995, recorded April 11, 1995, in Official Records Book 4877, Page 4562; as assigned to MELLON BANK, N.A., by Assignment of Mortgage recorded June 28, 1999, in Official Records Book 5782, Page 3066; as amended and restated by Amended and Restated Mortgage Assignment of Leases and Security Agreement recorded June 28, 1999, in Official Records Book 5782, Page 3071, all of the Public Records of Orange County, Florida (collectively, the "Mortgage"). The Seller shall be obligated to fully release and satisfy the Mortgage at the Closing.

          ARTICLE XII. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants that:

(a) The Purchaser is a corporation and a limited liability company duly organized, validly existing and in good standing in the State of Florida, is duly qualified to transact business in the State of Florida, has duly authorized the execution and performance of this Agreement, such execution and performance will not violate any material term of its governing documents, and the Purchaser has the power and authority to purchase the Property as provided in this Agreement and to carry out the Purchaser's obligations hereunder. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or any other bankruptcy laws is pending against, threatened against or contemplated by the Purchaser.

(c) The Purchaser's execution and delivery of this Agreement and the consummation of the transaction contemplated herein shall not and do not constitute a violation or breach by the Purchaser of any provision of any agreement or other instrument to which the Purchaser is a party, nor result in or constitute a violation or breach of any judgment, order, writ, injunction or decree issued against the Purchaser.

(d) Daniel Sirlin and/or Jeff Krinsky own(s) more than fifty percent (50%) of the ownership interests and more than fifty percent (50%) of the voting interests in PANTHER OAK RIDGE, INC.

All of the representations and warranties of the Purchaser made in this Article are and shall be continuous and continuing and all of the same shall remain true and correct in all material respects through the Closing. The Purchaser shall deliver a certificate at Closing which shall reaffirm the foregoing representations and warranties, which representations and warranties shall survive for a period of eight (8) months after the date of the Closing. Prior to Closing, the Purchaser agrees to promptly notify the Seller upon its obtaining knowledge of the material inaccuracy of any of the above representations and warranties.

                  ARTICLE XIII. SELLER'S AFFIRMATIVE COVENANTS

In addition to the other covenants and undertakings set forth herein, The Seller hereby makes the following affirmative covenants, each of which shall survive the Closing hereunder:

(a) From the Effective Date hereof through the Closing, the Seller will operate and maintain all of the Property in a good order and condition and will comply in all material respects with and abide by all laws, ordinances, regulations and restrictions affecting the Property or its use. The Seller shall deliver the Property to the Purchaser at Closing in its present condition, normal wear and tear excepted. The Seller will pay all taxes, assessments and all other encumbrances prior to the due date thereof and will not commit or permit any waste or nuisance with respect thereto;

(b) The Seller shall take such other actions and perform such other obligations as are required or contemplated hereunder;

(c) The Seller shall furnish the Purchaser with a copy of all written notices received by or on behalf of the Seller after the Effective Date of violations of laws or municipal ordinances, regulations, orders or requirements of any department of building, fire, labor, health, or other state, city or municipal departments or any other governmental authority affecting the Property or the use or operation thereof; and

(d) The Seller shall not remove any item of Personal Property unless replaced by a comparable item.

(e) Any amendment, renewal or expansion of an easement, contract, Lease or any other agreement which materially affects the Purchaser's rights in and to the Property which Seller wishes to execute between the Effective Date and Closing shall be submitted to Purchaser for its reasonable written approval prior to execution by Seller.

                              ARTICLE XIV. CLOSING

(a) The closing (the "Closing") shall be held thirty (30) days after the expiration of the Inspection Period (the "Closing Date") at the offices of Greenberg Traurig, P.A., 111 N. Orange Avenue, 20th Floor, Orlando, Florida 32801, or at such other place as the Seller and the Purchaser may hereafter agree.

(b) At the time of Closing, the Seller shall deliver to the Purchaser the following documents, each properly executed and acknowledged (as appropriate):

         (i) A special warranty deed conveying fee simple, marketable, record title to the Real Property and the improvements thereto to the Purchaser, free and clear of all liens, easements and encumbrances whatsoever, excepting only the Permitted Exceptions;

         (ii) A Bill of Sale conveying the Personal Property in an "AS IS" condition, free and clear of and from any and all liens or other encumbrances, with warranties of title;

         (iii) The Leases, together with any Tenant Estoppel(s) not yet delivered to Purchaser (or a Seller's Estoppel in lieu thereof);

         (iv) An Assignment and Assumption of the Leases, with mutual indemnification provisions, in a form reasonably acceptable to the Seller and the Purchaser (the "Assignment of Leases");

         (v) The ECC Lease and Memorandum of Lease, which Memorandum of Lease shall be executed by the Purchaser and the Seller at the time of closing and recorded immediately subsequent to the recording of the special warranty deed;

         (vi)     All Property Information;

         (vii) All keys and combinations to locks, in Seller's possession, for the Personal Property, buildings and improvements; provided, however, Purchaser shall not be required to provide Purchaser with keys and combinations to locks for any portion of the Real Property of Personal Property which shall be occupied by Seller, or otherwise remain in Seller's possession after the Closing in accordance with this Agreement or the ECC Lease.

         (viii) A copy of all written agreements and service contracts in the Sellers' possession regarding the operation and/or maintenance of the Property, a copy of all licenses, permits and manufacturers' warranties in the Seller's possession, together with an Assignment and Assumption Agreement in a form reasonably acceptable to the Seller and the Purchaser (the "Assignment and Assumption Agreement"). The Assignment and Assumption Agreement shall also provide for the Purchaser's assumption of the obligations of Seller under that certain Real and Personal Property Tax Consulting Services Agreement, dated March 5, 2001, between Seller and Grant Thornton LLP (the "Tax Agreement"), relating to an appeal and contest of the Orange County Property Appraiser's ad valorem tax assessment of the Real Property.

         (ix) Such other documents, closing statements, assignments, resolutions, affidavits, certificates of good standing and certificates of authority as may be reasonably required by the Title Company or the Purchaser or as otherwise may be necessary to carry out the terms of this Agreement, including, without limitation, an owner's affidavit and any and all other affidavits in form and content sufficient to enable the Title Company, in conjunction with the Survey, to delete all standard title exceptions from the Title Policy (other than for matters depicted on the Survey which do not constitute a Title Defect), and a certificate duly executed by Seller certifying that Seller is not a foreign person for purposes of the Foreign Investment in Real Property Tax Act ("FIRPTA"), as revised by the Deficit Reduction Act of 1984, which certificate shall include Seller's taxpayer identification number and address or a withholding certificate from the Internal Revenue Service stating that Seller is exempt from withholding tax on the Purchase Price under FIRPTA. If neither of the above certificates is delivered, Purchaser shall deduct and withhold at Closing a tax equal to either ten percent (10%) of the Purchase Price or such reduced amount as may be authorized by a withholding certificate from the Internal Revenue Service; and

         (x) A letter addressed to the Tenants under the Leases, in a form reasonably acceptable to the Purchaser, advising of the change in ownership and the transfer of such tenant's security deposit to the Purchaser in accordance with Florida law.

         (xi) Possession and occupancy of the Property, subject only to the Permitted Exceptions.

(c) At Closing, the Purchaser (i) shall pay the Purchase Price, subject to credits, prorations and adjustments, as set forth herein, (ii) shall pay for the Survey, (iii) shall provide such evidence of its capacity and authority for the closing of the transaction as may be reasonably required by the Title Company and (iv) shall execute and deliver the Assignment of Leases, the Assignment and Assumption Agreement, the ECC Lease, the Memorandum of Lease and such other documents, closing statements, resolutions, affidavits, certificates of good standing and certificates of authority as may be required by the Title Company or as otherwise may be necessary to carry out the terms of this Agreement.

                         ARTICLE XV. CLOSING ADJUSTMENTS

(a) All real property ad valorem taxes, general assessments, certified special assessments and personal property taxes applicable to the Property shall be prorated between Seller and Purchaser as of the Closing Date, said proration to be based upon the most recently available assessment rate and valuation with respect to the Property; provided, however, that upon the issuance of the actual tax or assessment statements or bills for the year of the Closing, the Purchaser and the Seller shall promptly make such prorations as may be necessary to ensure that the actual amount of such taxes and assessments for the year of Closing shall be prorated between the Purchaser and the Seller as of the Closing Date, said agreement to survive Closing hereunder. Any back taxes assessed for any year prior to the year in which Closing occurs, shall be paid in full by the Seller at Closing, including all delinquent and/or interest charges. Notwithstanding the foregoing, the Seller and Purchaser hereby agree that (i) any savings and/or adjustments to real property ad valorem taxes, general assessments, certified special assessments or personal property taxes applicable to the Property arising from the performance of Grant Thornton LLP under the Tax Agreement, and (ii) any costs and expenses arising from the performance of Grant Thornton LLP under the Tax Agreement, shall also be prorated between Seller and Purchaser as of the Closing Date. Accordingly, any savings and/or adjustments attributable only to calendar year 2000 shall only be payable to, or for the credit of, Seller. Purchaser hereby agrees to cooperate with Grant Thornton LLP in its efforts to secure savings and/or adjustments to real property ad valorem taxes, general assessments, certified special assessments or personal property taxes applicable to the Property under the Tax Agreement.

(b) Seller shall, at or prior to the Closing, pay (i) all real property transfer and transaction taxes and levies relating to the purchase or sale of the Property including, without limitation, the documentary stamps which shall be affixed to Seller's special warranty deed, (ii) the title insurance premiums and costs relating to the issuance of the Title Commitment and Title Policy in the full amount of the Purchase Price, including all costs relating to a survey endorsement, (iii) the cost of recording the special warranty deed and the Memorandum of Lease, and (iv) all other costs allocated to the Seller elsewhere in this Agreement. The Purchaser shall pay the cost of the Survey and any and all of the costs allocated to the Purchaser elsewhere in this Agreement. Each party shall pay its own attorneys' fees and costs. In the event any mortgage, lien or other encumbrance encumbers the Property at Closing and is not paid and satisfied by the Seller, such mortgage, lien or encumbrance and, all costs incurred in connection therewith shall be satisfied and paid with the Seller's proceeds of the Purchase Price. All other costs incurred at Closing and not allocated to one of the parties by this Agreement shall be borne by the parties in accordance with the custom and usage in the County in which the Property is located. Each party shall pay at Closing one-half of the escrow fee, if any, charged by Escrow Agent or Title Company. Seller shall pay at Closing the commissions or fees payable to the Brokers and Finder in accordance with Article XX of this Agreement.

(c) Utilities and other customarily proratable expenses, including but not limited to water, sewer, gas, electric, trash removal and fire protection service, and any contracts or agreements for services to the Property to be transferred and assumed by the Purchaser shall be prorated as of the Closing Date. The Seller shall be given credit, and the Purchaser shall be charged, for any utility deposits transferred (if transferred) to the Purchaser, provided Purchaser shall agree to such transfer.

(d) Any amounts payable to or to be paid by the Seller under any contract or other agreement to be assigned to the Purchaser and which the Purchaser is to assume pursuant to this Agreement shall be prorated between the Seller and the Purchaser as of the Closing Date. All other expenses relating to the Property including, but not limited to, insurance, administrative and such other expenses incurred by the Seller or the Seller's agents that are not to be transferred and assumed by the Purchaser, shall be paid by the Seller and the Purchaser shall not be liable therefore.

(e) At the Closing, the balance of any security deposit actually paid to or received by the Seller under the Leases and of any prepaid rentals actually paid to or received by the Seller under the Leases for periods subsequent to the Closing shall be credited against the

         Purchase Price. The assignment of the Tenants' security deposits under the Leases shall be performed in accordance with the requirements of Florida law.

(f) Collected rents and all other income shall be prorated as of the Closing Date, with the Purchaser receiving a credit for that portion of the collected rents and other income attributable to the period on and after the Closing Date. Rent and all other sums which are due and payable to the Seller by the Tenants under the Leases but which are uncollected as of the Closing shall not be adjusted. With respect to delinquent rentals and other sums due under the Leases, the Purchaser shall make a reasonable attempt to collect the same for the Seller's benefit after the Closing in the usual course of the operation of the Property, and such collection, if any, shall be remitted to the Seller promptly upon the receipt of the same by the Purchaser. Nothing contained herein shall operate to require the Purchaser to institute any lawsuit or any other collection procedure to collect such delinquent rentals. The Purchaser and the Seller agree that any sums received by the Purchaser from any Tenant owing delinquent rentals shall first be applied to rentals and late fees owed to the Seller and then to any rentals or other sums owed the Purchaser, regardless of any designation of such sums by such Tenant. At Closing, the Seller shall deliver to the Purchaser a schedule of all such past due uncollected rent and other sums owed by a Tenant under the Leases (if any). For amounts due the Seller but not collected within sixty (60) days after the Closing, the Seller shall have the right to sue such Tenant owing such delinquent sums, but in no event may the Seller seek to evict any Tenant or terminate any of the Leases. If the Seller collects any sums of rent attributable to periods after the Closing, the Seller shall promptly remit the same to the Purchaser.

(g) All other expenses of operating or owning the Property which are to be assumed by the Purchaser shall be prorated as of the Closing Date, those accruing prior to the Closing Date being the Seller's responsibility and those accruing on and after the Closing Date being the Purchaser's responsibility.

(h) Except as expressly provided herein, the purpose and intent of the provisions relating to prorations and apportionments set forth in this paragraph and elsewhere in this Agreement is that the Seller shall bear all expenses of ownership and operation of the Property and shall be entitled to all income therefrom accruing through midnight at the end of the day preceding the Closing, the Seller shall bear all expenses relating to obligations not to be assumed by the Purchaser, whether such expenses occur and/or accrue before and/or after the Closing, and the Purchaser shall bear all expenses to be assumed by the Purchaser, and shall receive all income, accruing after midnight of the day preceding the Closing.

(i) All of such adjustments and allocations shall be made in cash at Closing. Where adjustments are based on estimates, any necessary readjustment shall be made when actual figures are available. This provision shall survive Closing and shall not be merged into the deed.

                              ARTICLE XVI. DEFAULTS

(a) In the event the Seller breaches any of the covenants, agreements or obligations to be performed by the Seller under the terms and provisions of this Agreement, the Purchaser, in the Purchaser's sole and absolute discretion, shall be entitled to (i) waive such defaults and proceed to closing, (ii) seek specific performance of this Agreement or (iii) terminate this Agreement and obtain an immediate refund of the Earnest Money from Escrow Agent together with a reimbursement from Seller of Purchaser's out-of-pocket costs incurred in connection with the transaction (e.g., fees of surveyors, attorneys, architects, etc.) in an amount not to exceed $75,000 and thereafter all parties hereto shall be relieved of and from any and all further obligations arising hereunder other than for such obligations as are intended to survive the termination of this Agreement.

(b) In the event the Purchaser breaches any of the covenants, agreements or obligations to be performed by the Purchaser under the terms and provisions of this Agreement, the Seller's sole and exclusive remedy for any such default shall be, upon giving written notice to the Purchaser and the Escrow Agent as herein provided, to receive the Earnest Money from the Escrow Agent as full liquidated damages, whereupon this Agreement shall terminate and thereafter all parties hereto shall be relieved of and from any and all further obligations arising hereunder other than for such obligations as are intended to survive the termination of this Agreement. The Purchaser and the Seller acknowledge that it would be difficult or impossible to ascertain the actual damages suffered by the Seller as a result of any default by the Purchaser and agree that such liquidated damages are a reasonable estimate of such damages. The Seller further acknowledges and agrees that the Purchaser was materially induced to enter into this Agreement in reliance upon the Seller's agreement to accept such Earnest Money as the Seller's sole and exclusive remedy and that the Purchaser would not have entered into this Agreement but for the Seller's agreement to so limit the Seller's remedies.


                            ARTICLE XVII. ASSIGNMENT

The Purchaser may, without the Seller's consent, assign all or any of its right, title and interest herein to any entity (a "Permitted Assignee") in which Daniel Sirlin and/or Jeff Krinsky (and/or their spouses and/or children) is the controlling general partner (if the Permitted Assignee is a limited partnership), the controlling managing member (if the Permitted Assignee is a limited liability company), or shareholder(s) owning more than fifty percent (50%) of the ownership interests and more than fifty percent (50%) of the voting interests (if the Permitted Assignee is a corporation); provided, however, that the Purchaser shall not be relieved of any obligations arising under this Agreement by virtue of such an assignment and further provided that the Seller shall not be bound by any such assignment unless and until the Seller is provided written notice of such an assignment and a copy of such assignment agreement executed by the Purchaser and the Permitted Assignee. Other than as set forth above, the Purchaser may not assign this Agreement without the Seller's prior written consent, which consent may be granted or withheld in the Seller's sole and absolute discretion. Notwithstanding the foregoing, Purchaser may, without the Seller's consent, assign all or any of its right, title and interest herein to either party constituting the Purchaser.

                              ARTICLE XVIII. NOTICE

Unless otherwise specifically noted, any and all notices which may be permitted or required hereunder shall be in writing and shall be deemed to have been duly given as of the date and time which is the earlier of the date the same are personally delivered or sent via facsimile (with receipt confirmed by the sender), three (3) days after depositing the same with the United States Postal Service, postage prepaid by registered or certified mail, return receipt requested, or one (1) business day after depositing the same with Federal Express or other nationally recognized overnight delivery service from which a receipt may be obtained, as the case may be, and addressed as follows:

To the Purchaser at the following address:

         Panther Oak Ridge, Inc.
         and Oak Ridge Investment Associates, LLC
         PH-IIA
         155 S. Miami Avenue
         Miami, Florida 33130
         Attn:    Mr. Daniel Sirlin, President
                  Mr. Jeff Krinsky, Vice President
         Phone:  (305) 374-7075
         Fax:  (305) 374-5051


with a copy to:

         Marc Seltzer, Esq.
         155 S. Miami Avenue
         Miami, Florida 33130
         Phone:  (305) 539-1414
         Fax:  (305) 539-1412


To Seller at the following address:

         ECC International Corp.
         2001 W. Oak Ridge Road
         Orlando, Florida 32809
         Attention:  Ms. Melissa Van Valkenburgh
         Phone:  (407) 859-7410
         Fax:  (407) 888-3454

with a copy to:

         Greenberg Traurig, P.A.
         111 N. Orange Avenue, Suite 2000
         Orlando, Florida 32801
         Attn:  Orlando, L. Evora, Esq.
         Phone:  (407) 418-2380
         Fax:  (407) 420-5909

To Escrow Agent at the following address:

         Greenberg Traurig, P.A.
         111 N. Orange Avenue, Suite 2000
         Orlando, Florida 32801
         Attn:  Orlando, L. Evora, Esq.
         Phone:  (407) 418-2380
         Fax:  (407) 420-5909


or to such other address as any party hereto shall from time to time designate to the other parties by notice in writing as herein provided.

                            ARTICLE XIX. ESCROW AGENT

The Escrow Agent shall not be entitled to any fees or compensation for its services as the Escrow Agent hereunder. The sole responsibility of the Escrow Agent shall be to disburse the Earnest Money in accordance with this Agreement and to account to Seller and to Purchaser for the Earnest Money. Escrow Agent shall have no obligation or authority to determine the appropriateness of any request for disbursements made pursuant to this Agreement. Escrow Agent is hereby authorized and agrees by acceptance thereof to hold the Earnest Money in escrow and to disburse the Earnest Money in accordance with the terms and conditions of this Agreement. In the event of doubt as to its duties or liabilities under the provisions of this Agreement, or if either Seller or Purchaser disputes in writing a claim by the other to the Earnest Money, the Escrow Agent may, in its sole discretion, continue to hold the Earnest Money until the parties having an interest therein mutually agree in writing to the disbursement thereof or until a judgment of a court of competent jurisdiction shall determine the rights of the parties thereto, or Escrow Agent may deposit the Earnest Money then held pursuant to this Agreement with the Clerk of the Circuit Court of Orange County, Florida and upon notifying all parties concerned of such action, all liability on the part of Escrow Agent shall fully terminate except to the extent of accounting for any money delivered out of escrow. In the event of any suit wherein Escrow Agent is made a party by virtue of acting as such Escrow Agent hereunder, or in the event of any suit wherein Escrow Agent interpleads the subject matter of this escrow, Escrow Agent shall be entitled to recover reasonable attorney's fee and costs incurred. All parties agree that Escrow Agent shall not be liable to any party or person whomsoever for misdelivery to Seller or to Purchaser of money subject to this escrow, or for any act or omission on its part undertaken, unless such misdelivery, act or omission shall be due to bad faith and in willful disregard of this Agreement, or due to negligence. In the event Escrow Agent returns the Earnest Money to Purchaser, Escrow Agent shall provide concurrent written notice of such return to Seller. Escrow Agent shall not be responsible for assuring the rate of interest to accrue on the Earnest Money, for any fluctuation in the rate of interest accruing on the Earnest Money, for any failures on the part of the depository bank, for the unavailability of deposit insurance on all or any portion of the Earnest Money, or for any other matters beyond the direct and exclusive control of Escrow Agent. Escrow Agent assumes no obligations or responsibilities hereunder other than as expressly set forth herein. Seller and Purchaser each hereby acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience. The Seller and the Purchaser agree that the status of the Seller's counsel as the Escrow Agent under this Agreement does not disqualify such law firm from representing the Seller in connection with this transaction and in any disputes that may arise between the Seller and the Purchaser concerning this transaction, including any dispute or controversy with respect to the Earnest Money.

                       ARTICLE XX. REAL ESTATE COMMISSION

(a) Upon the Closing of the sale pursuant to this Agreement (and only in the event of Closing), Seller shall pay to Lamarche Realty a real estate commission equal to three percent (3%) of the Purchase Price, less any amounts previously paid to Lamarche Realty by Seller pursuant to a consulting agreement, between Lamarche Realty and Seller. Seller shall also pay to Concorde Realty Group, Inc. a real estate commission equal to two percent (2%) of the Purchase Price (Lamarche Realty and Concorde Realty Group, Inc. are collectively referred to herein as the "Brokers"). Seller shall also pay to Jesse Krasnow ("Finder") a finder's fee in the amount of ONE HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($125,000.00). Said commissions and finder's fee shall be payable in cash at the time of the Closing. The Purchaser hereby represents to the Seller that the Purchaser has not engaged or dealt with any agent, broker or finder other than the Brokers and Finder regarding this Agreement or the sale and purchase of the Property contemplated hereby. The Purchaser hereby indemnifies the Seller and agrees to hold the Seller free and harmless from and against any and all liability, loss, cost, damage and expense, including, but not limited to, attorneys' fees and costs of litigation, both prior to and on appeal, which the Seller shall ever suffer or incur because of any claim by any agent, broker or finder, other than the Brokers and Finder, engaged by the Purchaser, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or to the sale and purchase of the Property contemplated hereby.

(b) The Seller hereby represents to the Purchaser that (i) the amounts payable to the Brokers and Finder by Seller as set forth immediately above in Article XX(a) are the total amounts owing to the Brokers and Finder with respect to this Agreement, and (ii) the Seller has not engaged or dealt with any agent, broker or finder other than the Brokers and Finder regarding this Agreement or the sale and purchase of the Property contemplated hereby. The Seller hereby indemnifies the Purchaser and agrees to hold the Purchaser free and harmless from and against any and all liability, loss, cost, damage and expense, including but not limited to attorneys' fees and costs of litigation both prior to and on appeal, which the Purchaser shall ever suffer or incur because of any claim by any agent, broker or finder engaged by the Seller, including the Brokers and Finder, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or to the sale and purchase of the Property contemplated hereby.

                            ARTICLE XXI. SEVERABILITY

This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be determined by any court of competent jurisdiction to be invalid and unenforceable, the remainder of this Agreement and the application of such remaining provisions shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law, provided that the invalidity or unenforceability of any such provisions does not materially adversely affect the benefits accruing to any party hereunder.

                           ARTICLE XXII. TERM OF OFFER

This Agreement has been executed first by the Seller as a continuing offer to sell the Property, subject to and conditioned upon the terms and conditions herein contained, which offer shall be open for acceptance by the Purchaser until 5:00 P.M. on March 27, 2001, at which time the offer may be withdrawn by the Seller unless at least two (2) fully executed counterparts of this Agreement have theretofore been received by the Seller. This offer may not be accepted if, prior to the Seller's receipt of two (2) fully executed counterparts of this Agreement, the same shall have been revoked by the Seller. This offer may be revoked by notice as provided in this Agreement.

                     ARTICLE XXIII. MISCELLANEOUS PROVISIONS

(a) When used herein, the term "Effective Date" or the phrase "the date hereof" or "the date of this Agreement" shall mean the date that this Agreement is executed by both the Seller and the Purchaser.

(b) For a period of eight (8) months, unless otherwise expressly specified otherwise all of the covenants, indemnifications, representations and warranties set forth in this Agreement shall (i) survive any termination of this Agreement, (ii) survive the Closing of the transaction contemplated hereby, (ii) survive the execution and delivery of any and all deeds and other documents at any time executed and delivered under, pursuant to or by reason of this Agreement, and
         (iii) survive the payment of all monies made under, pursuant to or by reason of this Agreement.

(c) No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

(d) This Agreement including exhibits and schedules, if any, contains the entire agreement of the parties hereto. Prior representations, promises, inducements, understandings or agreements, oral or written, not included in this Agreement but pertaining to the subject matter hereof shall not be binding upon either of the parties and shall be superceded by the provisions of this Agreement.

(e) Any amendment to this Agreement shall not be binding upon any of the parties hereto unless such amendment is in writing and executed by the Seller and the Purchaser.

(f) The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and assigns.

(g) Time is of the essence of this Agreement. To the extent that any time periods hereunder shall end on a Saturday, Sunday or a legal holiday, such time period shall extend until 5:00 p.m. of the next business day.

(h) This Agreement may be executed in multiple counterparts, each of which so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(i) The prevailing party in any litigation (including, but not limited to, any declaratory action) shall be entitled to collect from the non-prevailing party all costs and reasonable attorneys' fees incurred by the prevailing party at all pre-trial, trial, appellate and post-judgment levels.

(j) Radon gas is a naturally occurring radioactive gas that when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health unit.

(k) The headings inserted at the beginning of each paragraph are for convenience only and do not add to or subtract from the meaning of the contents of each paragraph.

(l) This Agreement shall not be recorded in the public records of the county in which the Property is located.

(m) This Agreement shall be interpreted under the laws of the State of Florida.

(n) In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

(o) The provisions of this Agreement are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement.

(p) Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this
         Section XXIII(p) shall survive Closing.

(q) From and after Closing, Purchaser shall be responsible for providing such on-site management services for the Property as Purchaser in its sole discretion deems appropriate. Unless otherwise agreed to by Purchaser in writing, Seller expressly agrees that all property management agreements and employment contracts relating to the operation and management of the Property prior to Closing shall have been terminated at or before Closing with all amounts owing thereunder to be fully paid by Seller.

(r) From and after the Effective Date and prior to Closing, in the event Seller executes a bona fide letter of intent to negotiate the sale of the outstanding capital stock of Seller or substantially all of the assets of Seller to a non-affiliated individual or entity, then within fifteen (15) days of the date of execution of such letter of intent Seller may elect to terminate in its entirety this Agreement on the following conditions, which shall be conditions precedent to any such attempted termination by the Seller becoming effective: (i) written notice of Seller's election to terminate pursuant to the terms of this subparagraph (r) shall have been given by Seller to Purchaser within the periods of time herein provided ("Sale Termination Notice"); (ii) such Sale Termination Notice shall be accompanied by (x) the refund of the Earnest Money to Purchaser in full, (y) the reimbursement to Purchaser of an amount equal to actual third party due diligence costs and expenses expended or incurred by Purchaser in connection with the subject transaction (e.g. expenses for loan application fees, environmental and structural analysis, appraisal, survey and legal costs), provided that the total amount of such reimbursable costs and expenses shall not exceed the amount of Seventy-Five Thousand Dollars ($75,000), and, (z) payment to Purchaser by Seller of a Sale Termination fee as compensation for the granting to Seller of the termination rights provided in this subparagraph in the amount of One Hundred Thousand Dollars ($100,000.00).


                          [SIGNATURE PAGE WILL FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed by the Purchaser and the Seller on the dates set out below their respective signatures hereto.

                                       SELLER


                                       ECC INTERNATIONAL CORP.,
                                       A Delaware corporation



                                       By:
                                          --------------------------------------
                                                Melissa Van Valkenburgh
                                                Chief Financial Officer

                                       Date:
                                            ------------------------------------


                                                 (CORPORATE SEAL)

                                       PURCHASER

                                       PANTHER OAK RIDGE, INC.,
                                       a Florida corporation



                                       By:
                                          --------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       As Its:
                                              ----------------------------------

                                       Date:
                                            ------------------------------------

                                                  (CORPORATE SEAL)


                                       OAK RIDGE INVESTMENT
                                       ASSOCIATES, LLC,
                                       a Florida limited liability company



                                       By:
                                          --------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       As Its:
                                              ----------------------------------

                                       Date:
                                            ------------------------------------

Greenberg Traurig, P.A., executes this Purchase and Sale Agreement solely for the purpose of acknowledging and agreeing to accept the responsibilities of the Escrow Agent as set forth in this Purchase and Sale Agreement, including, but not limited to the provisions of Article III, Article X.

                                       GREENBERG TRAURIG, P.A.,
                                       a Florida professional association


                                       By:
                                          --------------------------------------
                                       Print Name:
                                                   -----------------------------
                                       Date:
                                            ------------------------------------




Lamarche Realty, Concorde Realty Group, Inc. and Jesse Krasnow executes this Purchase and Sale Agreement for the purpose of acknowledging and agreeing to the terms of Article XX as set forth in this Purchase and Sale Agreement.

                                       LAMARCHE REALTY,
                                       a
                                         ---------------------------------------


                                       By:
                                          --------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       As Its:
                                               ---------------------------------
                                       Date:
                                            ------------------------------------


                                       CONCORDE REALTY GROUP, INC.,
                                       a
                                         ---------------------------------------



                                       By:
                                          --------------------------------------
                                       Print Name:
                                                  ------------------------------
                                       As Its:
                                               ---------------------------------
                                       Date:
                                            ------------------------------------



                                       -----------------------------------------
                                       JESSE KRASNOW, individually

                                   EXHIBIT "A"

                            LEGAL DESCRIPTION OF LAND

PARCEL 1:

The South Half of Lots 35 and 36, (LESS the North 25 feet of the South Half of Lots 35 and 36, and the East 50 feet of Lot 36), PLAN OF BLOCK ONE, PROSPER COLONY, being in Section 22, Township 23 South, Range 29 East, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

PARCEL 2:

The North Half of Lots 35 and 36, (LESS the East 50.00 feet of Lot 36, PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

PARCEL 3:

The East 50.00 feet of Lots 61 and 36, (LESS the South 30.00 feet of Lot 61 for road right of way purposes), AND the North 25.00 feet of the South Half of Lots 35 and 36, PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

PARCEL 4:

Lot 60, PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida, LESS any part thereof lying within Oak Ridge Road.

PARCEL 5:

The South Half of Lots 37 and 38, PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

PARCEL 6:

The North Half of Lot 38, PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

PARCEL 7:

The West 75 feet of the East 162.29 feet of the North Half of Lot 37, PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

                           LEGAL DESCRIPTION OF LAND

PARCEL 8:

Lot 61, (LESS the South 30 feet, and the East 50 feet) AND the East 62 feet of Lot 62 (LESS the South 30 feet), PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida.

PARCEL 9:

That certain 40.00 foot right of way known as Tampa Avenue, a shown on the Plat of PLAN OF BLOCK ONE, PROSPER COLONY, according to the Map or Plat thereof, as recorded in Plat Book D, Page 109, Public Records of Orange County, Florida, lying adjacent to and continuous with the South Half of Lot 37, Block One and Lot 60, Block One, LESS the right of way on the South for Oak Ridge Road.

                                  EXHIBIT "B-1"

                                    INVENTORY

To be agreed upon by Purchaser and Seller during the Inspection Period, and amended hereto.

                                  EXHIBIT "B-2"

                                EXCLUDED PROPERTY

o        Office furniture including desks, chairs, cubicles and work tables

o All computer hardware including PC's, servers, monitors, racks, special raised flooring and UPS

o        Artwork and indoor plants

o        Refrigerators, microwaves and coffee machines

o        Breakroom equipment including vending machines and furniture

o        Security access system and cameras

o        Telephone switch and phone equipment

o        Warehouse racks, shelving and cages

o        Video teleconferencing system

o        Trash compactor

o        All manufacturing equipment

                                   EXHIBIT "C"

                             FORM OF TENANT ESTOPPEL

                          TENANT'S ESTOPPEL CERTIFICATE

         This certificate concerns that certain lease dated ____________, by and between __________________, as landlord or lessor ("Lessor"), and ___________________________, as tenant or lessee ("Lessee"), of the property located at ___________________________ ___________________ (the "Leased
Property"). The Leased Property is located within the property more commonly known as the _____________________.

         Lessor anticipates selling the _____________________ to _____________________ ("Purchaser") and, in connection with the proposed sale, Lessor and Purchaser request certain information to be provided, as stated in this certificate. In this regard, Lessee confirms, represents, and warrants the following information to Lessor and Purchaser and agrees that Lessor and Purchaser may rely on such information in selling and/or purchasing the _____________________:

                                   SECTION ONE
                                  DATE OF LEASE

         The date of the lease is _________________, and the dates of all amendments and modifications to the lease are ______________________. A true and correct copy of the lease (and all amendments thereto) is attached hereto as EXHIBIT "A" and incorporated herein by this reference.

                                   SECTION TWO
                               LEASE MODIFICATIONS

         The lease is in full force and effect and has not been modified, altered or amended, except as set forth in the above-referenced amendments and modifications.

                                  SECTION THREE
                                  TERM OF LEASE

         A. The current term of the lease expires on ____________________.

         B. There are no remaining renewal options except as follows: __________
_____________________________________________________________________________.

                                  SECTION FOUR
                                     OPTIONS

         There are no options or first rights of refusal for additional space or to purchase the Leased Property or any part of the _____________ except as follows: _____________________

                                  SECTION FIVE
                                     RENTAL

         A. The current fixed monthly rental under the lease is $____________, which is payable on the _______ day of each month in advance.

         B. The fixed monthly rental has been paid through ____________________.

         C. The fixed monthly rental due under the lease is scheduled to be changed pursuant to the terms of the lease as follows:__________________________

____________________________________________________________.

         D. Lessee is also obligated to pay percentage rent under the terms of the lease based on the following provisions:____________________________________

         E. No rent under the lease has been paid more than one month in advance of its due date.

         F. Lessee is not entitled to any free rent, concessions, rebates or refunds, except as follows:___________________________________________________.

                                   SECTION SIX
                                 WAIVERS OF RENT

         The lease provides for a waiver of rent or expenses for the following months: ________________________________________________________________ .

                                  SECTION SEVEN
                                SECURITY DEPOSIT

         The amount of the security deposit that has been paid to Lessor under the lease is $___________.

                                  SECTION EIGHT
                          TENANT'S DEFAULT UNDER LEASE

         A. Lessee is not in default under the lease and is current in the payment of any taxes, utilities, common area maintenance payments, or other charges to be paid by Lessee, except as follows:_______________________________.

         B. There is no event, occurrence or condition which (with notice or lapse of time or both) would constitute a default by Lessee under the Lease.

                                  SECTION NINE
                       TENANT FINISH WORK AND IMPROVEMENTS

         Any contribution payable by Lessor for tenant finish work and tenant improvements has been paid in full, except as follows: _________________________

_______________________________________________________________________________,
and all such work has been completed.

                                   SECTION TEN
                         LANDLORD'S DEFAULT UNDER LEASE

         A. Lessor has fulfilled all of Lessor's duties and obligations under the lease and is not in default in any manner under the lease.

         B. Lessee has no claims against Lessor, including, but not limited to, any claim to offset or waive rents or expenses.

         C. Lessor has not made any representation or agreement to or with Lessee concerning the lease or the Leased Property that is not contained in the lease, except as follows:____________________________________________________.

         D. There is no event, occurrence or condition which (with notice or lapse of time or both) would constitute a default by Lessor under the Lease.

         E. There are no unsatisfied requests by Lessee for repairs, restorations or improvements to the Leased Property.

                                 SECTION ELEVEN
                        TENANT'S RECOGNITION OF PURCHASER

         Upon the sale of the _____________________ by Lessor to Purchaser, the Lessor's interest in and to the lease will be assigned to Purchaser and Purchaser will assume Lessor's responsibilities and obligations under the lease. Accordingly, upon such sale Lessee agrees to look solely to, recognize and honor Purchaser and its successors and assigns as the landlord under the lease.

         The undersigned has executed this certificate on ____________________, 200__.

WITNESSES:                                 TENANT:


                                           By:
------------------------------------           ---------------------------------

Print Name:                                Print Name:
           -------------------------                  --------------------------

                                           Title:
                                                 -------------------------------

------------------------------------
Print Name:
           -------------------------

                                   EXHIBIT "D"

                    SKETCH OF REAL PROPERTY AND BUILDING PLAN

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                                   EXHIBIT "E"

                       PRELIMINARY DRAFT OF SELLER'S LEASE

                                   EXHIBIT "F"

                        SERVICE CONTRACTS AND AGREEMENTS

1. Real and Personal Property Tax Consulting Services Agreement, dated March 5, 2001, between Seller and Grant Thornton LLP.

2.       Service Agreement with Cleaning Concepts, dated December 15, 1996.

3. Grounds Maintenance Services Agreement with Millennium Lawn Maintenance, dated January 25, 2000.

4.       Service Agreement with Allied Pest Control, dated July 7, 1999.

5. Pest Prevention Service Agreement with Massey Services, Inc., dated August 24, 1999.











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